EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Reports April Sales of $179.2 Million on a Same Store Sales Increase of 19%

Raises First Quarter EPS Guidance

Warrendale, PA, May 3, 2006 -- American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced that total sales for the month ended April 29, 2006 increased 25% to $179.2 million, compared to $143.4 million for the month ended April 30, 2005. Comparable store sales increased 19% for the month. April sales reflect a positive customer response to the Spring and Summer assortments. In addition to strong merchandise, the company benefited from a favorable calendar, particularly Easter spring breaks, which occurred in March last year.

Total sales for the first quarter of 2006 increased 14% to $522.4 million, compared to $456.5 million for the first quarter of 2005. Comparable store sales increased 9% for the quarter.

Based on April sales performance, the company is raising its first quarter earnings guidance to $0.40 to $0.41 per share, compared to $0.35 per share last year. The company's previous first quarter earnings guidance was $0.36 to $0.38 per share. First quarter guidance includes stock option expense of approximately $0.02 per share. For the year, stock option expense is expected to be approximately $0.04 to $0.05 per share.

To access our recorded monthly sales commentary, please call 800-642-1687, conference code 3282124#.

The company will report its first quarter earnings on Tuesday, May 16th. Management will hold a conference call at 9:00 a.m. eastern time that morning. To listen to the call, please dial 877-601-0864, or go to our web-site, www.ae.com.

American Eagle Outfitters (NASDAQ: AEOS) is a leading retailer that designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle Outfitters currently operates 805 stores in 50 states, the District of Columbia and Puerto Rico, and 71 AE stores in Canada. AE also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The company plans to open MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men, in the fall of 2006. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risk that upon our financial audit first quarter forecasts may not be achieved and those other risks described in the Risk Factor Section of the Company's Form 10-K for the year ended January 28, 2006 filed with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 724-776-4857

OR

Financial Media Contact
Berns Communications Group
Stacy Berns or Melissa Jaffin, 212-994-4660